EXHIBIT 24.08



                            OMNI RAIL PRODUCTS, INC.

                        Consent of Independent auditors

                             Dated August 14, 2000


Consent of Independent Auditors


The Board of Directors
Omni Rail Products, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-88453 on Form S-8 of OMNI Rail Products, Inc. of our report dated June 9, 2000 relating to the consolidated balance sheets of OMNI Rail Products, Inc. and subsidiary as of April 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended April 30, 2000, which report appears in the April 30, 2000 annual report on Form 10-KSB of OMNI Rail Products, Inc.



KPMG LLP

Portland, Oregon
August 14, 2000